Exhibit 5.1

MAYER, BROWN, ROWE & MAW LLP

190 South La Salle Street

Chicago, Illinois 60603-3441

Main Telephone (312) 782-0600 Main Fax (312) 701-7711

December 8, 2003

The Board of Directors

Argonaut Group, Inc.

10101 Reunion Place, Suite 500

San Antonio, Texas 78216

Ladies and Gentlemen:

We have acted as special counsel to Argonaut Group, Inc., a Delaware corporation (the “Company”), in connection with the registration of 2,953,310 shares of its Series A Mandatory Convertible Preferred Stock, par value $0.10 per share (the “Series A Preferred Stock”), and 3,549,784 shares of common stock, par value $0.10 per share (the “Common Stock”), including the 2,953,310 shares of common stock into which the Series A Preferred Stock is convertible, as set forth in the Form S-3 Registration Statement filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”).

As special counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Company’s Certificate of Incorporation, the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock (the “Certificate of Designations”), the Company’s Bylaws, resolutions of the Company’s Board of Directors and such Company records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that:

(1)        the Series A Preferred Stock has been duly authorized and legally issued and is fully paid and nonassessable; and

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Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

MAYER, BROWN, ROWE & MAW LLP

December 8, 2003

(2)        the Common Stock has been duly authorized and the shares of Common Stock that have previously been issued are, and, when the Common Stock is issued upon conversion of the Series A Preferred Stock in accordance with the terms of the Certificate of Designations, those shares of Common Stock will be, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

We express no opinion as to matters under or involving any laws other than the laws of the State of Delaware and the Federal laws of the United States of America.

Very truly yours,

MAYER, BROWN, ROWE & MAW LLP